SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2012

White Mountain Titanium Corporation

(Exact Name of Registrant as Specified in Charter)

NEVADA	333-129347	87-057730
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2012, we entered into a letter of intent (“LOI”) with Hyundai Welding Co., Ltd., a Korean company (“Hyundai Welding”) and Korea Resources Corporation, a Korean company (“KORES”) which contains both nonbinding proposals and binding provisions. Pursuant to the binding terms of the LOI, Hyundai Welding and KORES are required to provide us with US$10,000,000 in funding for our Cerro Blanco project in Chile in three installments of US$2,000,000 on or before July 7, 2012, US$3,000,000 on or before August 7, 2012, and US$5,000,000 on or before August 31, 2012. In the event that we are unable to enter into a definitive agreement with Hyundai Welding and KORES which reflects the proposed nonbinding provisions of the LOI by August 31, 2012, or if the LOI is terminated, any funds advanced under the LOI will be converted into shares of our common stock based upon the three-month average closing price of the stock during April, May and June 2012, as provided by OTC Markets. The common shares which would be issued by us upon this conversion will not have been and will not subsequently be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The LOI will expire on August 31, 2012, or upon execution of the definitive agreement. The LOI may be terminated by mutual consent of the parties, by us if either Hyundai Welding or KORES fails to make the initial cash advances, or by either party if it decides not to proceed with the transaction.

Under the proposed terms of the definitive agreement Hyundai Welding and KORES would form a joint venture which would purchase a 30% interest in Sociedad Contractual Minera White Mountain Titanium, our wholly owned Chilean subsidiary, in return for US$60,000,000. If the definitive agreement is ultimately closed, the cash advances paid under the binding terms of the LOI would be credited against this purchase price for the shares of the subsidiary. The remaining US$50,000,000, subject to adjustment depending upon the outcome of the final feasibility study, would be payable in one or more installments beginning 105 days following the completion of the final feasibility study on Cerro Blanco.

The definitive agreement would also provide for the joint venture to purchase quantities of titanium concentrate produced from Cerro Blanco in proportion to its equity ownership in our Chilean subsidiary. As well, Hyundai Welding and KORES have offered to provide support at cost to advance Cerro Blanco to final feasibility through the provision of engineering services, engagement of technicians and purchase of facilities and equipment in Korea or elsewhere.

The LOI also contemplates that upon payment of the US$10,000,000 advance and execution of the definitive agreement, the joint venture would be entitled to appoint two directors to the Board of Directors of our Chilean subsidiary, although this would not constitute a majority of the directors of the company. On February 1, 2012, we had previously entered into a LOI to provide rutile to Hyundai Welding which we anticipate would be addressed in the definitive agreement.

In connection with the signing of the LOI, we issued a press release, a copy of which is included as an exhibit to this filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press release dated June 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: June 29, 2012	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President